UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kavilco Incorporated

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Kavilco Incorporated

1000 2nd Ave, Suite 3320

Seattle, WA 98104

October 6, 2017

Re: Annual Meeting

Dear Shareholder,

You are invited to attend Kavilco’s 44th Annual Meeting to be held on November 4, 2017 at The Landing in Ketchikan, Alaska. Details about the meeting are described in the enclosed Notice of Annual Meeting and Proxy Statement.

We strongly encourage you to attend the Annual Meeting. Attendance at our shareholder meetings helps to maintain good communication and understanding. Chief Financial Officer Scott Burns and I will be there to report on current operations and discuss future plans. We will also provide time for your questions and comments.

Voting is one of your most important rights and responsibilities as a shareholder. We urge you to vote by mail with the enclosed ballot as soon as possible. If we do not get over 50% of the vote back, we will have to redo the vote and this will be done at the cost of all shareholders.

We believe that Kavilco’s Board and management have avoided the pitfalls of other Southeast Native corporations and major economic events over the past two decades because of independent thinking and research. We have established a tradition of integrity, insight and vision. Your Board has made decisions that we believe are conservative and protective of your financial portfolio in keeping with our mission statement, “To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations to come.”

The Board of Directors recommends your strong support for the Board-approved management proxy. By voting with the enclosed BALLOT and returning it in the prepaid envelope provided, you will help to assure our continued success.

Sincerely,

/s/Louis L. Jones, Sr. President

Encl.

LLJ/cmd

Mission Statement

“To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations.”

Kavilco is working for our Shareholders and working to preserve our Haida heritage.

The shareholders voted to make land and dividends the top priority of the Corporation. Kavilco Incorporated is becoming a leading Native Corporation in Alaska and in the Country. We are on the right track with the financial management that is in place and we are doing this while focusing on our heritage.

This approach started when Kavilco selected land that included the Totem House and Old Kasaan property to work to preserve our important Haida heritage. Kavilco, The Kasaan Haida Heritage Foundation, and the Organized Village of Kasaan also worked together to restore the most cherished symbol of Kasaan’s history: Chief Son-I-Hat’s Whale House/ Náay I´waans and Totem’s Historic District Park. By forming the Kasaan Haida Heritage Foundation we are able to apply for grants enabling us to (among other things,) record Haida history and to record the history of Kasaan.

Some of the other projects that Kavilco has worked on to directly benefit the community of Kasaan range from the powerhouse lease; the bulk fuel lease; the water easement & amendments lease; the road system to the shareholders subdivision and the tie to the Prince of Wales road system; lots issued to shareholders in 1987; the easement to the State for a boat harbor; space for a helicopter landing site for medical emergencies; lease to AP&T for a cell tower; 15 year lease to the Organized Village of Kasaan for office space in the Red Bunkhouse, the lease includes full renovation by OVK and $1 per year; solid waste site (garbage dump) and the building and operation of the sawmill for local employment.

Kavilco is working for the shareholders to preserve our community and Haida heritage while making land and dividends the top priority of the Corporation.

The Board of Director’s are privileged to be working hard on behalf of the Shareholders.

Board Members for Re-Election on the Management Ballot

Marie K. Miller / Vice President

I have worked for the City of Ketchikan for twenty-five years beginning as the Assistant, promoted to Training Coordinator in 1999 and since 2001 I have held the position of Human Resources Manager. I have been a Kavilco Board Member since 2003 and was elected as Vice President of the Kavilco Board of Directors on January 17, 2014.

I have three beautiful daughters, Tara, Hailee and Jenna, and two grandchildren, Treven and Harley. Before Hailee went off to College and Jenna went into High School, (and got busy with Kayhi sports) they helped the Kasaan Haida Heritage Foundation by putting baskets together and participating in the auction. They both miss being able to attend and help out with the auction.

I am the daughter of Walter B. Young Jr. and Kathy Peavey both spent a majority of their childhood living in Kasaan. When I was a young girl we spent many summers in Kasaan until my dad passed away. For this reason Kasaan has always held a special place in my heart; the happiest memories I have of my dad are the times we spent there. I remember my dad telling me that someday Kavilco would go great things and he was right. I am honored to have played a small role in that, and hope to continue on the Board as the first female Vice-President and it is my hope to continue on the Board. Thank you for your support.

Ramona Hamar, Director

Ramona Hamar has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Jeane Breinig, Director

“Háw’aa for the opportunity to serve on Kavilco’s Board of Directors. It is an honor and a pleasure to work with the other Directors and our CFO to maintain Kavilco’s strong financial position. We all agree it is important to maintain a healthy shareholder dividend stream while protecting our principal, our land, and our rich cultural assets. Thank you.”

Raised in Ketchikan and Kasaan, Jeane has been married to Chris for 31 years, and they look forward to soon retiring in Kasaan. Jeane is the daughter of Julie and the late Perry Coburn. She carries her maternal grandmother’s name (Anna Frank Jones) T'áaw xíwaa, which means “copper ribs.” Jeane and Chris have two sons, Lee (28) and Luke (26). Lee’s Haida name, Staast, is from his maternal great-grandfather (Louis Leer Jones). Luke’s Haida name is Seegaay. Jeane spent several years working in the airline industry in Ketchikan and Anchorage, and then returned to college, earned a PHD in American Indian Literature and began teaching at the University of Alaska in Anchorage in 1995. Jeane has served as Professor and Associate Dean, and was recently promoted to Associate Vice Chancellor for Alaska Natives & Diversity.

NOTICE OF 44th ANNUAL MEETING

DATE: November 4, 2017

REGISTRATION: 11:00 a.m. to 12:00 Noon

MEETING BEGINS: 1:00 p.m.

PLACE: The Landing

3434 Tongass, Ketchikan, Alaska

ITEMS OF BUSINESS: (1) To elect three Class I Directors with a term expiring in 2020. Nominees are Ramona Hamar, Jeane Breinig, and Marie Miller.

(2) to ratify the Company’s selection of independent certified public accountants, and

(3) to consider such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE: You are entitled to vote if you were a shareholder with class “A” shares at the close of business on October 6, 2017.

VOTING BY PROXY: Promptly complete, sign and return the enclosed BALLOT in the postage paid envelope provided regardless of whether or not you plan to attend the annual meeting. You may still vote in person at the meeting even though you have previously signed and mailed a proxy.

THIS PROXY STATEMENT AND BALLOT ARE BEING DISTRIBUTED ON OR ABOUT OCTOBER 6, 2017.

By order of the Board of Directors,

/s/Laird A. Jones,

Secretary

Questions And Answers About The Annual Meeting And Ballot

1.        WHY AM I RECEIVING THESE MATERIALS?

You are receiving these materials because you are a voting shareholder. The Board of Directors of Kavilco Incorporated are soliciting the return of your ballot. Shareholders are encouraged to complete and mail the enclosed BALLOT, regardless of whether or not they plan to attend the meeting, to help ensure a quorum. If

2.       IF I FILL OUT THE BALLOT THEN DECIDE TO ATTEND THE MEETING, CAN I TAKE IT BACK AND CHANGE MY VOTE AT THE MEETING?

Yes you can. You can change your vote by submitting a new ballot any time before the deadline or by voting in person at the meeting. The latest dated ballot is the one that will be counted if you submit more than one. Your earlier ballot will be revoked if you attend, register and vote in person at the annual meeting, or if you file a later-dated ballot with the Independent Inspectors of Election before 1:00 p.m. Alaska Standard Time on Saturday, November 4, 2017. Only your final ballot counts.

Shareholders are encouraged to attend the meeting and place their own vote(s), and shareholders are also encouraged to complete and mail the BALLOT, regardless of whether or not they plan to attend the meeting, to help ensure a quorum.

3.       WHO IS ENTITLED TO VOTE?

Only shareholders of record holding Class “A” shares at the close of business on October 6, 2017 are entitled to vote.

4.       WHAT IS THE QUORUM REQUIREMENT OF THE MEETING?

The bylaws of the Corporation state that at least a majority of the total number of shares of Class “A” stock must be present, either in person or by proxy, to establish a quorum at the meeting. The quorum requirement for holding the meeting and transacting business is a majority of 50% plus one (1) vote of the shares of Class “A” stock. Conducting business will begin when a quorum is established.

5.       WHY IS DISCRETIONARY VOTING AN OPTION ON THE BALLOT?

Discretionary voting gives the Kavilco Incorporated discretionary ballot holders maximum flexibility for purposes of electing the Board Approved Nominees. In the event that Kavilco does not have enough votes to elect all three of its nominees, each Board Approved Nominee has agreed that Kavilco’s discretionary ballot holders may cast their ballots for the remaining management nominees in order to select as many as possible.

6.       WHAT IS THE VOTE REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

In proposal 1, “Election of Directors,” the nominees receiving the three highest totals of affirmative votes will be elected.

In proposal 2, Ratification of Peterson Sullivan LLP as Independent Certified Public Accountants will be approved if it receives more affirmative votes than negative votes.

7.       WHAT DO ABSTAIN AND WITHHOLD MEAN ON THE BALLOT?

Withholding your vote will reduce that number of votes from the total amount of votes (shares) that you can apply to other nominees and will still allow those shares to be counted toward a quorum. Abstentions will have no effect on the outcome of either proposal, but will allow your shares to be counted toward a quorum.

8.       WHO WILL COUNT THE VOTE?

An independent Inspector of Elections is enlisted to tabulate the votes. Teuscher Ruf & Walpole, LLC has been enlisted to tabulate the votes this year.

9.       WHO WILL BEAR THE COST OF SOLICITING VOTES AND SECURITIES AND EXCHANGE COMMISSION COMPLIANCE FOR THE MEETING?

Kavilco Incorporated will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials as well as submitting it to the Securities and Exchange Commission for review.

10.       MAY I PROPOSE ACTIONS FOR CONSIDERATION AT THE NEXT ANNUAL MEETING?

In order for a shareholder to make a proposal at the next Annual Meeting, the written proposal must be received by the Secretary no sooner than June 6, 2018 and no later than July 6, 2018. These proposals must be in writing and sent to: Kavilco Incorporated, 1000 Second Avenue, Suite 3320, Seattle, Washington 98104. These proposals will need to comply with Kavilco’s Bylaws and the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

11.       MAY I NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT THE NEXT ANNUAL MEETING?

In order for a shareholder to nominate one or more persons for election as director(s) at the next Annual Meeting, the nomination(s) must be received by the Secretary no sooner than June 6, 2018 and no later than July 6, 2018. The nomination(s) must be in writing and sent to: Kavilco Incorporated, 1000 Second Avenue, Suite 3320, Seattle, Washington 98104. The nomination(s) and each nominee will need to comply with Kavilco’s Bylaws and the Securities and Exchange Commission regulations regarding proxy solicitations and does not grant any shareholder a right to have any nominee included in the Company’s proxy statement. Independent nominees must submit separate proxies.

12.       WHAT matters would not be considered for voting at the meeting?

Some items that would not be considered are, but are not limited to: (a)Motions from the floor on substantive matters that could have been included in the Notice of Meeting and Proxy Statement. (b)Matters that have already been voted on.

(c)Matters that are within the discretion of the Chairman of the Board of Directors, and not proper for a shareholder vote. (d)Matters that have been ruled out of order.

13.       DOES KAVILCO PROVIDE SPACE FOR WRITE IN VOTING?

Kavilco does not provide a space for write in voting because we must submit an approved management proxy to the Securities Exchange Commission. Write in voting is not allowed by the Securities Exchange Commission.

14.       HOW MANY VOTING SHARES DOES KAVILCO CURRENTLY HAVE?

Kavilco currently has 11,212.84 shares outstanding of Class A stock. Kavilco knows of no person to be the beneficial owner of more than 5% of the outstanding shares of the Company.

15.       HOW DO I GET AN ADDITIONAL COPY OF THE AUDITED FINANCIAL STATEMENTS?

The audited financial statements were mailed to you on February 24, 2017. Additional audited financial statements can be provided to you at no cost. Contact the Corporate Secretary for Kavilco Incorporated at 1-800-786-9574 and a copy of the audited financial statements will be sent to you within three business days of your request.

16.       WHAT SHOULD I DO IF I RECEIVE OTHER BALLOTS & PROXY STATEMENTS?

The Board is not responsible for the accuracy or legality of any other ballot or proxy statement except the Kavilco management approved ballot. To ensure Class A shareholders have Kavilco’s latest proxy statement and ballot to vote, the company may conduct multiple mailings prior to the annual meeting. To vote as your Board of Director’s recommend, USE THE ENCLOSED BALLOT. Only the latest dated ballot you vote will be counted. Photocopied, faxed, or electronically transmitted copies of ballots will not be counted.

PROPOSALS TO BE VOTED ON

Proposal 1 Election of Directors

Kavilco’s bylaws provide that the corporation shall be managed by a Board of Directors composed of nine (9) members elected in three (3) classes, each consisting of three (3) members. The election of directors is staggered so that only three (3) directors are elected each year. The Board of Directors recommends the election of the three (3) nominees listed below, all of whom are presently Board members, to serve a three (3) year term and until their successors are elected and qualified:

Jeane Breinig

Ramona Hamar

Marie Miller

Unless otherwise instructed, the ballot holders will vote proxies received on the ballot for these nominees. The ballot holders may utilize cumulative voting with respect to the nominees and may allocate their votes among each nominee in their sole discretion. Each nominee has advised the Company that he or she will serve as a director if elected. In the event any nominee should not be available for election, the discretionary authority provided in the proxy will be exercised to vote for such other person(s) as may be designated by the present Board of Directors.

Board Structure and Compensation

The Board officers as defined by the corporate by-laws are President/Chairman, Vice President, Secretary, and Treasurer. However, Kavilco does not currently have a Treasurer, and instead employs a Chief Financial Officer. The Board of Directors recommends that each shareholder vote FOR the election of the Class I incumbents: Jeane Breinig, Ramona Hamar, and Marie Miller.

Information as to Nominees and Continuing Directors

On the Record Date, there were 11,212.84 shares of Class “A” Stock of the Company outstanding. The following table shows the beneficial ownership of the officers and directors of the Company, individually and as a group, of Class “A” stock as of October 6, 2017:

Independent Directors & Officers
Name/Age/Address	Positions & Offices with the Company	Class	Director Since	Term Expires	Principal Occupation/ Employment During Past Five Years	Amount of Beneficial Ownership/% of Class “A” Stock	Other Directorships Held by Director or Nominee for Director in the past 5 years
Jeane Breinig, PhD, 62	Nominee Director	I	1993	2017	Associate Vice Chancellor, and Associate Dean, University of Alaska	130 1.08%	Kasaan Haida Heritage Foundation, Secretary, Alaska Humanities Forum, Sealaska Heritage Institute, University of Alaska Press, RurAL Cap, Executive Committee
Kenneth Gordon, 57	Director	II	1994	2018	Realtor, Exit Real Estate Professionals	100 0.86%	Alano Club
Eleanor Hadden, 65	Director	III	2014	2019	Curator, AK Native Heritage Center	109 .91%	AK Area Institute Review Board, Co-Chair; Kasaan Haida Heritage Foundation, Treasurer
Ramona Hamar, 74	Director	I	1973	2017	Administrative Support, South Central Foundation Dental	150 1.29%	None
Laird A. Jones, MBA, 62	Secretary	III	1994	2019	Manager, Vocational Training & Resource Center, CCTHITA	109 0.94%	Kasaan Haida Heritage Foundation, President; National Johnson O’Malley Assoc. Board
Louis L. Jones, Sr., 79	President	II	1979	2018	Retired Chief Engineer, Alaska Marine Hwy.	10 .08%	None
Marie K. Miller, 52	Nominee Vice-President	I	2003	2017	Human Resources Manager, City of Ketchikan	100 0.86%	None
Frederick O. Olsen, Jr., 56	Director	II	2012	2018	Tourism Director, Organized Village of Kasaan (OVK)	100 0.86%	SEARHC, Vice Chairman; OVK, President; City of Kasaan, Council Member; ANB Camp 11, President; KHHF, Vice President; Group, Chairman

Director’s Experience
Jeane Breinig, PhD Nominee

Jeane Breinig, PhD has been a director during the following events: Biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Kenneth Gordon

Kenneth Gordon has been a director during the following events: Biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Eleanor Hadden, MA	Eleanor Hadden joined Kavilco in May 2014 during this stagnant economy and has contributed to a new balance on the Board of Directors.
Ramona Hamar Nominee

Ramona Hamar has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Laird A. Jones, MBA

Laird A. Jones, MBA has been a director during the following events: Biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Louis Jones, Sr.,

Louis Jones, Sr. has been a director during the following major economic events: Timber sale to ITT Rayonier for $25 million, recessions of 1980 and 1982, sale of Net Operating Loss to Drexel, Burnham and Lambert, Group Inc., 1987 stock market crash, Internal Revenue Service audit on the Net Operating Loss, oversight on the process to become a Registered Investment Company, biggest bond market crash in 1994, the recession of 1999, 2000 stock market crash, 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Marie Miller Nominee

Marie Miller has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy. Marie was elected Vice President of Kavilco by her peers and is the first woman to hold this post.

Frederick O. Olsen, Jr.	Frederick O. Olsen, Jr. has been a director since November 2012, during the current stagnant economy. He successfully ran as an independent nominee. He has lived in Kasaan since 2009
Melanie Young	Melanie Young has been a director during the following events: 2008 collapse of the housing bubble, avoided collateralized debt obligations, collapse of insurance and banking industries, interest rates near 0% and the current stagnant economy.

Family Relationships
Board Member	Relationship
Louis Jones, Sr., President	Brother to Ramona Hamar. First Cousin to Laird A. Jones, Eleanor Hadden, Jeane Breinig, and Frederick O. Olsen, Jr.
Marie K. Miller, Vice President	Sister to Melanie Young
Laird A. Jones, Secretary	Sister to Eleanor Hadden. First Cousin to Jeane Breinig, Ramona Hamar and Louis Jones, Sr.
Jeane Breinig, Director	First Cousin to Laird A. Jones, Ramona Hamar, Eleanor Hadden, and Louis Jones, Sr.
Kenneth Gordon, Director	No relationship to any Board member
Eleanor Hadden, Director	Sister to Laird A. Jones. First cousin to Louis Jones, Sr., Jeane Breinig and Ramona Hamar
Ramona Hamar, Director	Sister to Louis Jones, Sr. First Cousin to Laird A. Jones, Jeane Breinig, Eleanor Hadden, and Frederick O. Olsen, Jr.
Frederick O. Olsen, Jr., Director	First Cousin to Ramona Hamar, and Louis Jones, Sr.
Melanie Young, Director	Sister to Marie Miller

Although the Company’s shares are not listed on the NASDAQ Stock Market, the Board uses the NASDAQ standard for determining the independence of board members. Under Rule 5605 of the NASDAQ Marketplace Rules, all of the Company’s directors are independent.

Board Leadership Structure

All of the Company’s nine directors are independent persons” as defined by the Investment Company Act of 1940. However, regardless of classification (“independent” or “interested” directors) all directors have an equal say as to management of the Company. The Company is internally-managed and has no outside investment advisor. The Board does not have an independent person as the Lead Director. The Board of Directors have determined that the leadership structure is appropriate as the Company does not have any committees and all decisions are made by the full Board of Directors, including employment contracts, leases, and investment policies. The Chairman of the Board is also the President and is responsible for all land issues in the State of Alaska and the special circumstances of an Alaska Native Village Corporation. The President is in contact with the Chief Financial Officer at least twice a week to be updated on all business and portfolio issues.

Board’s Oversight of Risk Management

The Board’s role in risk management of the Company is that of oversight. The staff of the Company is responsible for the day-to-day management of the Company including risk management. As part of its oversight, the Board, acting at its scheduled bi-monthly meetings, receives externally generated analytical and written reports on the state of the economy and compliance with applicable S.E.C. regulations. Also, an in depth review is conducted on the approved portfolio strategies and investment performance. The Board’s role in risk oversight does not affect its leadership structure.

Audit, Nominating and Compensation Committees

The Company does not have an audit, nominating or compensation committee. However, the Board of Directors reviews annually the auditor’s independence letter, management letter, statement of auditing standards letter and internal control memo. The Board of Directors selects nominees from incumbent Directors of the Company and does not have a formal policy regarding the consideration of diversity in identifying Board candidates.

The Board of Directors has not established a compensation committee. Given that there are only two executive officers and that the Company does not have equity compensation plans, the Board believes that it is capable of evaluating the performance of the executive officers and reviewing compensation levels. The Board does review employees’ compensation every three years and occasionally reviews per diem and fees, the last review and subsequent employee increase took place in January 2016.

The Board of Directors held six regular bimonthly meetings for the year ended December 31, 2016. Each director attended all six meetings.

The Board of Directors does not have a policy regarding attendance at the Annual Meeting. All directors were in attendance at the 2016 annual meeting of shareholders.

Compensation of Directors

Each officer and director receives $1,100 in fees and $500 in per diem for each meeting they attend. In 2016, each director attended all six Board meetings and received $6,600 in compensation. The directors also received an additional $375 in fees and $125 in per diem for attendance at the Whale House Rededication Ceremony in Kasaan. Some Directors also received an additional $1,100 in fees and $500 in per diem for attendance at an ANCSA symposium. The Company pays for up to four (4) days of travel and hotel expenses to attend meetings (and symposium). The Company also pays medical insurance premiums or reimbursement of out-of-pocket medical expenses for directors.

Summary Compensation Table

All compensation paid by the Company for the year ended December 31, 2016 to each of the directors and executive officers is as shown in the following table. Aggregate compensation for Board members included a yearly fee of $6,600 plus any additional fees as outlined in the “Compensation of Directors” section and any medical and/or dental compensation if received. The President receives salary but has waived the medical and ental; the CFO receives salary, plus medical and dental.

Summary Compensation Table for Directors and Officers
Board Member	Year	Aggregate Compensation from the Fund
Jeane Breinig, Director	2016	$ 16,750
Kenneth Gordon, Director	2016	$ 18,030
Eleanor Hadden, Director	2016	$ 6,875
Ramona Hamar, Director	2016	$ 7,605
Marie K. Miller, Vice President	2016	$ 18,294
Frederick O. Olsen, Jr., Director	2016	$ 7,975
Melanie Young, Director	2016	$ 9,123
Laird A. Jones, Secretary	2016	$ 8,351
Louie Jones, Sr., President	2016	$ 75,216
Scott Burns, CFO	2016	$182,924

(1)  The Company has a retirement plan for its employees; it is a defined contribution plan with the annual contribution being equal to 20% of the participant’s salary. All contributions are pooled in a brokerage trust account held at Charles Schwab.

Mr. Louis L. Jones, Sr. and Mr. Burns have employment agreements with the Company that may be terminated by the Company for cause, which includes conviction of a felony, physical or mental disability which makes it impossible to carry out his duties or responsibilities, or any illegal, immoral or dishonest act or omission by the employee, which omission results in material damage to the Company; or willful failure of the employee to discharge the duties required under the agreement. In the event of termination, Mr. Louis L. Jones, Sr. or Mr. Burns shall be entitled to accrued salary, accrued vacation and/or sick leave and a pro rata portion of the Company's contribution to the employee's defined contribution account.

Code of Ethics

The Company has adopted a written Code of Ethics that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Ethics mandates accountability for adherence to the Code of Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code of Ethics reasonably deters wrongdoing by directors, officers and employees. The Code of Ethics includes sections on matters such as conflicts of interest, confidentiality, trading practices, and personal conduct. The Code of Ethics is posted on the Company’s website at www.kavilco.com. In addition, any waivers of the Code of Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

Compliance with Section 16(A) of the Exchange Act

Based solely upon the Company’s review of the copies of the filings that it received with respect to the last fiscal year, and written representations from certain reporting persons that no other reports were required, during the last fiscal year, all of its officers, directors, and 10% shareholders complied with all applicable Section 16(a) filing requirements.

Report of the Board of Directors

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Board of Directors carefully reviews the policies and procedures for the engagement of the independent auditor. If there are accounting issues, the Board will discuss with Peterson Sullivan, LLP, the Company’s independent auditor, the overall scope and plans for the audit and the results of its audit, including the matters required for discussion by Statement of Auditing Standards No. 61. The Board will review the written disclosures regarding the independence of Peterson Sullivan LLP, contained in its letter to the Board of Directors as required by applicable requirements of the Public Company Accounting Oversight Board. The Board determines the compensation of the independent auditor and follows the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Board will make a determination that the provision of non-audit related services described in “Audit and Non-Audit Fees” is compatible with maintenance of the independence of the independent auditor.

This report is submitted by the Company’s Board of Directors consisting of Louis L. Jones, Sr., Marie K. Miller, Laird A. Jones, Jeane Breinig, Kenneth Gordon, Eleanor Hadden, Ramona Hamar, Frederick O. Olsen, Jr., and Melanie Young.

Proposal 2 Ratification of Independent Certified Public Accountants

The approval of selection of Peterson Sullivan LLP as independent certified public accountants of the Company is voted on by the Board of Directors at their Board Meeting prior to the Annual Meeting. Shareholders are asked to approve or ratify this selection. Unless the proxy holders are instructed otherwise, proxies will vote for the selection of Peterson Sullivan LLP as independent certified public accountants. If this selection is not approved, the Board of Directors intends to take the matter under advisement. No representative of Peterson Sullivan LLP is expected to be present at the Annual Meeting.

Audit and Non-Audit Fees

Peterson Sullivan LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2016. The Board of Directors pre-approved all of the audit related services, tax services and other services provided by Peterson Sullivan in 2016.

The following table sets forth the aggregate fees for services by the independent auditors for the years ended December 31, 2016, and 2015:

	2016	2015
Audit fees	$18,177	$20,194
Tax fees	$4,895	$5,050
Total Fees	$23,072	$25,244

Audit Fees: The audit fees are related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2016 and 2015.

Tax Fees: The tax fees included services related to preparation of the Company’s tax returns in 2016 and 2015.

Pre-Approval Policies and Procedures

The Board of Directors is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Board of Directors.

Other Matters

The Board of Directors knows of no matters, other than those mentioned in the proxy, to be brought before the meeting. However, if other matters do properly come before the meeting, it is the intention of the proxy holders to vote proxies according to their best judgment.

By Order of the Board of Directors

/s/Louis L. Jones, Sr., President

Seattle, Washington

October 6, 2017

BALLOT

Solicitation by the Board of Directors for the 2017 Annual Meeting of Shareholders being held on November 4, 2017

The undersigned shareholder hereby grants voting authority to Laird A. Jones, Melanie Young, and Eleanor Hadden, all with full power of substitution, to any such matter where discretionary voting is requested or where no choice is indicated for the proposal, and in any other matters that may lawfully come before the meeting. Management knows of no other matters to be considered by the shareholder. For further information on the proposals below, please consult the enclosed proxy statement.

Proposal 1. Election of Directors

THE BOARD RECOMMENDS that you CHECK BOX (A) to VOTE DISCRETIONARY and your shares will be voted by the three appointed proxy holders at their discretion. Do not allocate your votes below if you are checking box A (voting discretionary.)

If you choose to check box (B) you need to specify the number of votes you wish to give each nominee next to that nominee’s name. See your total # of votes to cast below.

(A)  [ ] TO VOTE DISCRETIONARY for the election of three nominees as set forth in the Board of Directors Proxy Statement for the three-year terms for Marie Miller, Ramona Hamar, and Jeane Breinig.

(B) [ ] TO VOTE DIRECTED in the manner set forth below for the election of the Nominees below for the Board of Directors of the Corporation for three-year terms ending in 2020.

Name:
# of Shares:	X 3 votes per share
Total # of votes to cast:

FOR WITHHOLD ABSTAIN (quorum only)

Laird A. Jones ________________________________________

Melanie Young ________________________________________

Eleanor Hadden _______________________________________

Proposal 2. Ratification of Peterson Sullivan LLP as independent public accountants.

THE BOARD RECOMMENDS that you vote FOR proposal 2.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

The Board of Directors solicits this proxy and it will be voted as specified.

Shareholder: Sign your name as it appears in the box above. This proxy must be dated and signed in order for your vote to be counted.

Date:                            , 2017 Signature:______________________________________________

as custodian for:___________________________________________________________________________

(Print minor’s name if applicable)

When signing as custodian for a minor, or as executor, administrator, attorney, trustee or guardian, please write your full title as such. If your name appears as “John A. Smith, Sr., as custodian for John A. Smith, Jr.,” sign “John A. Smith, Sr. as custodian for John A. Smith, Jr.”

A Stamped, Return Envelope Has Been Provided - Remember to DATE and SIGN above

Privacy Policy

The Company has adopted the following privacy policy:

This Privacy Policy sets forth our policies with respect to non-public personal information of our shareholders and former shareholders. These policies apply to individuals only and may be changed at any time, provided a notice of such change is provided to you.

You may provide us from time to time with personal non-public information about you, such as your address, your social security number, and information about your family.

We do not disclose your personal non-public information to anyone, except as follows:

•       We may disclose your personal non-public information if you direct us to do so, or if we are required by applicable law to do so.

We seek carefully to safeguard your private information and, to that end, we restrict access to nonpublic personal information about you to those employees who need to know the information to enable us to provide services to you. None of your personal, non-public information may be accessed by anyone on our website.

A copy of the Privacy Policy will be mailed to the shareholders annually with the annual report to shareholders.

PRIZES

▪  3 Voting Shareholders Will Win $350

Mail in Your Ballot Right Away to be Entered in the

Early Bird Special

Mail must be postmarked on or before October 24, 2017 to be eligible.

You do not have to be present at the Annual Meeting to win.

▪  5 Voting Shareholders Will Win $200

Mail in Your Ballot

All Returned Ballots Entered

You do not have to be present at the Annual Meeting to win.

▪  5 Voting Shareholders Will Win $100

Mail in Your Ballot

Attend the Annual Meeting

Board members are not eligible for this drawing.

You must be present at the Annual Meeting to win.

With Only 160 Voting Shareholders,

You Have An Excellent Chance To Win!

MAIL IN YOUR BALLOT TODAY

Winners will be announced at the Annual Meeting on November 4, 2017 and in the Kavilco Newsletter

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